CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors (the “Board”) of SWK Holdings Corporation (“SWKH”), as Annex B to the Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (Registration No. 333-291634) filed on the date hereof (the “Amended Registration Statement”) relating to the proposed merger of RWAY Portfolio Corp. (“Acquisition Sub”), a wholly-owned subsidiary of RWAY Portfolio Holding Corp. (“Intermediary Sub”) and indirect wholly-owned subsidiary of Runway Growth Finance Corp. (“Runway”), with and into SWKH with SWKH as the surviving company, after which SWKH will merge immediately with and into Intermediary Sub, and after which Intermediary Sub will merge immediately with and into Runway, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: February 9, 2026

Keefe, Bruyette & Woods, Inc.